[LETTERHEAD OF WILLIAMS & WEBSTER, P.S.]


Board of Directors
Vivid Learning Systems, Inc.
Richland, WA


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have reviewed the accompanying balance sheet of Vivid Learning Systems, Inc. as of March 31, 2004 and 2003, and the related statements of operations, stockholders' equity, and cash flows for the six months then ended. All information included in these financial statements is the representation of the management of Vivid Learning Systems, Inc.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.


/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
April 30, 2004